Exhibit 2.0

ASSET PURCHASE AGREEMENT

by and among

TRANSCEND SERVICES, INC.

(“Purchaser”)

DEVENTURE GLOBAL PARTNERS, INC.

D/B/A DEVENTURE HEALTH PARTNERS

(“Seller”)

and

MICHAEL DEVILLE

(“Shareholder”)

Dated: December 20, 2008

TABLE OF CONTENTS

1.	Purchase and Sale of the Assets		1

	1.1	Purchased Assets	1

	1.2	Excluded Assets	2

2.	Purchase Price		2

	2.1	Amount of Purchase Price	3

	2.2	Assumption of Only Specified Liabilities; Excluded Liabilities	3

	2.3	Purchase Price Adjustment	4

	2.4	Contingent Payment	5

3.	Closing		7

4.	Representations and Warranties of Seller and the Shareholder		7

	4.1	Organization, Good Standing, Corporate Power and Subsidiaries	8

	4.2	Authority; No Conflict	8

	4.3	Capitalization	9

	4.4	Financial Statements	10

	4.5	Undisclosed Liabilities	10

	4.6	Title to and Adequacy of the Purchased Assets	10

	4.7	Intellectual Property	10

	4.8	Customers	15

	4.9	Accounts Receivable	15

	4.10	Agreements of Seller	15

	4.11	Permits	16

	4.12	Tax Matters	16

	4.13	Litigation and Compliance with Law	17

	4.14	No Material Adverse Change	17

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	4.15	Employee Benefits Matters	18

	4.16	Employment and Labor Matters	21

	4.17	Compensation; Employment Agreements	22

	4.18	Insurance	22

	4.19	Books and Records	22

	4.20	Related-Party Transactions	23

	4.21	Privacy; Data Protection	23

	4.22	Real Estate	23

	4.23	Accuracy of Information Furnished by Seller and the Shareholder	24

5.	Representations and Warranties of Purchaser		24

	5.1	Organization, Power and Authority of Purchaser	24

	5.2	Authority; No Conflict	24

	5.3	Litigation	25

6.	Affirmative Covenants		25

	6.1	Conduct of Business of Seller	25

	6.2	Access and Information	27

	6.3	Commercially Reasonable Efforts	27

	6.4	Public Announcements	28

	6.5	Notification of Certain Matters	28

	6.6	No Solicitation of Other Proposals	28

	6.7	Transfer Taxes	29

	6.8	Tax Returns	29

	6.9	Restrictive Covenants	29

	6.10	Release of Liens	29

	6.11	Execution of Further Documents	29

	6.12	Additional Deliveries of Seller and the Shareholder	29

	6.13	Required Consents	30

	6.14	Intellectual Property	30

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	6.15	Destruction of Object Code	31

	6.16	Customer Contract Signatures	31

	6.17	Contract Renewal	31

	6.18	Confidentiality	32

	6.19	Employees of the Business	32

	6.20	Cooperation	32

	6.21	Offset Rights	33

	6.22	Expenses	33

7.	Conditions to Purchaser’s Obligations to Close		33

	7.1	Representation and Warranties	33

	7.2	Compliance with this Agreement	33

	7.3	Sellers’ Certificates	33

	7.4	No Material Adverse Change	33

	7.5	Consents and Approvals	33

	7.6	No Material Judgment or Order	34

	7.7	No Litigation	34

	7.8	Due Diligence	34

	7.9	Lender Approval	34

	7.10	Board Approval	34

	7.11	Escrow Agreement	34

	7.12	Bill of Sale	34

	7.13	Assignment and Assumption Agreement	34

	7.14	DeVille Offer Acceptance	34

	7.15	Non-Competition Agreements	35

	7.16	Borbely Offer Acceptance	35

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	7.17	Opinion of Counsel	35

	7.18	Source Code	35

	7.19	Customer Agreement Signatures	35

	7.20	Trademark Assignment	35

8.	Conditions to Seller’s Obligations to Close		35

9.	Indemnification		36

	9.1	Agreement by Seller and the Shareholder to Indemnify	36

	9.2	Agreements by Purchaser to Indemnify	37

	9.3	Procedures for Indemnification	38

	9.4	Subrogation	40

	9.5	Contingent Claims	40

	9.6	Other Rights and Remedies Not Affected	40

	9.7	No Consequential Damages	40

10.	Termination		40

	10.1	Termination	40

	10.2	Effect of Termination	41

11.	Miscellaneous		41

	11.1	Brokers' Commission	41

	11.2	Amendment and Modification	41

	11.3	Binding Effect	41

	11.4	Entire Agreement	41

	11.5	Headings	42

	11.6	Execution in Counterparts	42

	11.7	Notices	42

	11.8	No Third Party Beneficiaries	43

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	11.9	Exercise of Rights and Remedies	43

	11.10	Time	43

	11.11	Governing Law	43

	11.12	Certain Definitions	43

	11.13	Number and Gender of Words	43

	11.14	Invalid Provisions	44

	11.15	No Rule of Construction	44

12.	Definitions		44

	12.1	Definitions	44

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 20th day of December, 2008 by and among Transcend Services, Inc., a Delaware corporation (“Purchaser”), DeVenture Global Partners, Inc. d/b/a DeVenture Health Partners, an Ohio corporation (“Seller”) and Michael DeVille, a resident of the State of Ohio (the “Shareholder”). Purchaser, Seller and the Shareholder are referred to collectively as the “Parties.”

RECITALS:

Seller is engaged in the business of providing outsourced medical transcription services (the “Business”).

On the terms and subject to the conditions set forth herein, the Parties desire to enter into this Agreement, pursuant to which Purchaser will purchase from Seller and Seller will sell to Purchaser, substantially all of Seller’s tangible and intangible assets and properties.

COVENANTS:

In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the Parties hereto agree as follows:

1.	Purchase and Sale of the Assets.

1.1. Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, by appropriate warranty bills of sale, assignments and other instruments satisfactory to Purchaser and its counsel, substantially all of Seller’s tangible and intangible assets, including, without limitation, the following (the “Purchased Assets”):

1.1.1. all of the Seller Intellectual Property;

1.1.2. all income, royalties, damages and payments due at Closing or thereafter with respect to the Seller Intellectual Property and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof; all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries;

1.1.3. all inventories, work in process and supplies relating to the Business;

1.1.4. all accounts receivable, including those listed on Schedule 1.1.4.;

1.1.5. all equipment relating to the Business, including those listed in Schedule 1.1.5;

1.1.6. all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the Purchased Assets or the Assumed Liabilities;

1.1.7. all security deposits, earnest deposits and all other forms of deposit or security placed with or by Seller;

1.1.8. all Governmental Authorizations;

1.1.9. all lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents and all other books, ledgers, files, documents correspondence and business records relating to the Business;

1.1.10. all rights under the Business Contracts;

1.1.11. all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials;

1.1.12. all Seller Cash; and

1.1.13. all goodwill of the Business.

1.2. Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Purchased Assets:

1.2.1. the assets identified on Schedule 1.2.1;

1.2.2. all personnel records and other records that Seller is required by Law to retain in its possession;

1.2.3. all minute books, stock records and corporate seals;

1.2.4 Seller’s right under or pursuant to this Agreement (including, without limitation, Seller’s rights to the Purchase Price); and

1.2.5 the rights in any claim, counterclaim, or chose in action relating to Seller’s dispute with Medical Transcribers, Inc. and/or Judy Pomeroy.

2.	Purchase Price.

2.1. Amount of Purchase Price. In consideration for the purchase of the Purchased Assets, Purchaser agrees to pay Seller an aggregate purchase price (the “Purchase Price”) of Four Million Two Hundred and Fifty Thousand and No/100 Dollars ($4,250,000.00), of which (i) Three Million Four Hundred Thousand and No/100 Dollars ($3,400,000.00) shall be payable to Seller in immediately available funds at Closing (less the portion of the Purchase Price that Seller elects to receive in Transcend Stock pursuant to Section 2.5 hereof), (ii) Fifty Thousand and No/100 Dollars ($50,000.00) shall be payable to Shareholder in immediately available funds at Closing, (iii) Four Hundred Thousand and No/100 Dollars (the “Hold Back”) shall be delivered to Regions Bank or such other financial institution mutually agreed upon by the Parties (the “Escrow Agent”) to be held in escrow for a period of one (1) year in accordance with the terms of the escrow agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”) to be executed by the Escrow Agent, Seller and Purchaser at Closing, and (iv) Four Hundred Thousand and No/100 ($400,000.00) (the “Reserve”) shall be payable to the Escrow Agent at Closing to be held in accordance with the terms of the Escrow Agreement. The Reserve shall be released by the Escrow Agent to the Seller (less any adjustments in accordance with Section 2.3 hereof) within thirty (30) days after Purchaser’s receipt of Seller’s reviewed financial statements for the year ending December 31, 2008, and as of the end of the day prior to the Closing Date (if different), including reviewed balance sheet(s) and statement(s) of income (the “2008 Financial Statements”) and the receipt by Purchaser of the final determination by the Accountant (or the Independent Auditors, as the case may be) of the final Adjustment Amount calculation pursuant to Section 2.3 hereof. The Hold Back plus any interest accrued thereon will be available to satisfy any amounts owed by Seller to Purchaser under the Agreement in accordance with the terms of the Escrow Agreement. All interest accruing to the Reserve and the Holdback, if not otherwise payable to the Purchaser under Section 2.3 or pursuant to any credit due to Purchaser from the Hold Back, shall be payable for the benefit of Seller.

2.2. Assumption of Only Specified Liabilities; Excluded Liabilities. Except for the Liabilities expressly assumed by Purchaser as set forth on Schedule 2.2 hereto (the “Assumed Liabilities”), Purchaser shall not assume, and shall have no liability for, any Liabilities of Seller or the Business or otherwise, arising out of any act or omission occurring or state of facts existing prior to or on the Closing Date (collectively, the “Excluded Liabilities” and individually an “Excluded Liability”). Seller shall remain fully liable for the Excluded Liabilities and shall pay and discharge all Excluded Liabilities on a timely basis.

2.2.1. No Employee Plan Liability. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer or otherwise, and shall have no liability whatsoever with respect to, any Plan, and any such Liabilities shall be Excluded Liabilities under this Agreement. The preceding sentence applies to any liability with respect to a Plan, regardless of whether such liability involves employees of Seller, and regardless of when or how such liability arises. Additionally, Seller agrees not to assert that Purchaser is a successor employer of Seller or any ERISA Affiliate. Consistent with the foregoing, Seller shall be responsible for providing, and Purchaser shall not assume liability for, any group health continuation coverage or coverage rights under Code §4980B or Part 6 of Title I of ERISA applicable to, or arising with respect to, any group health plan sponsored and/or maintained by Seller or any ERISA Affiliate at any time on, prior to, or after the Closing Date.

2.2.2. No Employee Liabilities. Notwithstanding any provision of this Agreement to the contrary, Seller shall remain liable for all “Seller Employee Liabilities,” regardless of when or how such liability arose, and regardless of whether such liability may result in or has resulted in a claim upon the Purchased Assets, and any such Liabilities shall be Excluded Liabilities under this Agreement.

2.3. Purchase Price Adjustment.

2.3.1. The Purchase Price shall be either decreased by the amount that the Purchased Assets less non-debt current liabilities (not including those non-debt current liabilities paid by Seller prior to Seller’s delivery of the Adjustment Amount calculation as agreed by the Parties) (the “Closing Working Capital”) is less than Three Hundred and Fifty Thousand and No/100 Dollars ($350,000.00) (“Target Working Capital”) and shall be increased by the excess amount, if any, that the Closing Working Capital is greater than the Target Working Capital (the “Adjustment Amount”).

2.3.2. As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Jeffery A. Walters, CPA, of Mayer Hoffman McCann P.C. (the “Accountant”) shall prepare the 2008 Financial Statements and calculate the Adjustment Amount. The 2008 Financial Statements shall be prepared in accordance with generally accepted accounting principles (the “Agreed Procedures”).

2.3.3. Seller shall deliver a copy of the 2008 Financial Statements (and copies of all work papers and other documents used by the Accountant in connection with preparation of the 2008 Financial Statements and the calculation of the Adjustment Amount) to Purchaser promptly after it has been prepared by the Accountant. After receipt of the 2008 Financial Statements, Purchaser shall have thirty (30) days to review the 2008 Financial Statements. Unless Purchaser delivers written notice to Seller on or prior to the 30th day after the receipt of the 2008 Financial Statements and the Adjustment Amount calculation stating that Purchaser has objections to the Adjustment Amount calculation and setting forth in reasonable detail the basis therefor, Purchaser shall be deemed to have accepted and agreed to the Adjustment Amount. If Purchaser so notifies Seller of its objection to the Adjustment Amount calculation, the Parties shall, within thirty (30) days (or such longer period as the Parties may agree) following such notice (the “Adjustment Resolution Period”), attempt to resolve their differences, and any resolution by them of the disputed Adjustment Amount which is reflected in a written document executed by Purchaser and Seller shall be final, binding and conclusive.

2.3.4. Any remaining dispute at the conclusion of the Adjustment Resolution Period (the “Unresolved Adjustment Items”) shall be submitted to a nationally recognized firm of independent public accountants to be mutually agreed (such firm being referred to as the “Independent Auditors”) within ten (10) days after the expiration of the Adjustment Resolution Period. The Independent Auditors’ determination of the Adjustment Amount shall be made within forty-five (45) days of the submission of the disputed Adjustment Amount calculation and the 2008 Financial Statements (and copies of all work papers and other documents used by the Accountant in connection with preparation of the 2008 Financial Statements and the calculation of the Adjustment Amount). The Independent Auditor’s determination of the Adjustment Amount shall be set forth in a written statement delivered to Purchaser and Seller and shall be final, binding and conclusive. The non-prevailing party shall bear the full 3rd party costs and expenses of such process. For these purposes, the “non-prevailing party” is that party whose most recent offer for settlement communicated to the other party not later than thirty (30) days after submission of the dispute to the Independent Auditor differs the most in dollar terms from the actual Independent Auditor determination.

2.3.5. If and to the extent that the Purchase Price is increased pursuant to this Section 2.3, then Purchaser shall promptly tender to Seller that amount in immediately available funds within thirty (30) days after receipt of the 2008 Financial Statements and the final Adjustment Amount calculation, or if disputed, within three (3) Business Days after final determination from the Independent Auditors. If and to the extent that the Purchase Price is decreased pursuant to this Section 2.3, then the amount of the Reserve payable to Seller by the Escrow Agent shall be reduced by the amount of such decrease and promptly paid to Purchaser pursuant to the Escrow Agreement.

2.4. Contingent Payment.

2.4.1. In addition to the Purchase Price as set forth in Section 2.1 above, as a Contingent Payment, Purchaser shall pay or cause to be paid to Seller twenty percent (20%) of the amount by which the annualized revenues from Seller Customers for the six-month period after the Closing Date exceeds the annualized revenues from Seller Customers for the ninety (90) day period prior to the Closing Date (the “Contingent Payment”) as illustrated on Schedule 2.4.1. The Contingent Payment shall become due and payable thirty (30) days after receipt by Purchaser and Seller of the mutually agreed upon Contingent Payment calculation.

2.4.2. For purposes of calculation of the Contingent Payment, “Seller Customers” shall mean (i) any existing customer of Seller as evidenced by an active, signed agreement between Seller and the customer as of the Close Date as indicated on Schedule 4.8 hereof which is effectively assigned to Purchaser at Closing, and (ii) the potential customers of Seller listed on Schedule 2.4.2 who become customers of Purchaser after Closing.

2.4.3. Within fifteen (15) days after the expiration of the six (6) month period following the Closing Date, Purchaser shall deliver the calculation of the Contingent Payment (the “Contingent Payment Calculation”) (and copies of all work papers and other documents used by the Purchaser in connection with calculation of the Contingent Payment) to Seller. After receipt of the Contingent Payment Calculation, Seller shall have fifteen (15) days to review the Contingent Payment Calculation. Unless Seller delivers written notice to Purchaser on or prior to the 15th day after the receipt of the Contingent Payment Calculation stating that Seller has objections to the Contingent Payment Calculation and setting forth in reasonable detail the basis therefor, Seller shall be deemed to have accepted and agreed to the Contingent Payment Calculation. If Seller so notifies Purchaser of its objection to the Contingent Payment Calculation, the Parties shall, within thirty (30) days (or such longer period as the Parties may agree) following such notice (the “Contingent Payment Resolution Period”), attempt to resolve their differences, and any resolution by them of the disputed Contingent Payment Calculation which is reflected in a written document executed by Purchaser and Seller shall be final, binding and conclusive.

2.4.4 Any remaining dispute at the conclusion of the Contingent Payment Resolution Period (the “Unresolved Contingent Payment Items”) shall be submitted to a nationally recognized firm of independent public accountants to be mutually agreed (such firm being referred to as the “Independent Auditors”) within ten (10) days after the expiration of the Contingent Payment Resolution Period. The Independent Auditors’ determination of the Contingent Payment shall be made within forty-five (45) days of the submission of the disputed Contingent Payment Calculation (and copies of all work papers and other documents used by the Purchaser in connection with preparation of the Contingent Payment Calculation). The Independent Auditor’s determination of the Contingent Payment shall be set forth in a written statement delivered to Purchaser and Seller and shall be final, binding and conclusive. The non-prevailing party shall bear the full 3rd party costs and expenses of such process. For these purposes, the “non-prevailing party” is that party whose most recent offer for settlement communicated to the other party not later than thirty (30) days after submission of the dispute to the Independent Auditor differs the most in dollar terms from the actual Independent Auditor determination.

2.4.5 If and to the extent that a Contingent Payment is due Seller pursuant to this Section 2.4, then Purchaser shall promptly tender to Seller that amount in immediately available funds within thirty (30) days after receipt of the Contingent Payment Calculation by Seller, or if disputed, within three (3) Business Days after final determination from the Independent Auditors.

2.4.6 Notwithstanding the foregoing, in the event that at the time a Contingent Payment is due to Seller, there is a pending claim filed by the Purchaser with the Escrow Agent pursuant to the terms of the Escrow Agreement, and that such claim or claims cannot be reasonably expected to be satisfied by the amount of the Hold Back, then Purchaser shall remit the Contingent Payment to the Escrow Agent pending the resolution of any and all pending Purchaser indemnification claims.

2.4.7 Purchaser agrees that as a part of Shareholder’s employment with Purchaser, that Shareholder shall be provided a primary role in the pursuit of potential customers (as listed on Schedule 2.4.2) and the account oversight and servicing of potential customers and Current Customers (as listed on Schedule 4.8), and that Shareholder shall have full access to the Purchaser’s resources in the fulfilling of such role. Purchaser agrees that during the six (6) month period following the Closing Date, Purchaser shall provide to Seller and Shareholder reports delineating the revenues received from such potential customers and Current Customers on not less than a monthly basis.

2.5 Stock Payment Option. Seller shall have the option to receive a portion of the Purchase Price in the form of up to 50,000 unregistered shares of Common Stock of Purchaser, par value $0.05 (the “Transcend Stock”), by delivery of a written notice to Purchaser within ten (10) days prior to the Closing Date stating what portion of the Purchase Price it is electing to receive in the form of the Transcend Stock. The per share value of the Transcend Stock shall be the average closing price of the Transcend Stock as reported on the NASDAQ for the ten (10) consecutive trading days ending on the day prior to the Closing Date. Within thirty (30) days after the Closing Date, Purchaser shall issue and deliver to Seller a certificate, registered in the name of Seller, representing the number of shares of Transcend Stock elected by

Seller to be received as a portion of the Purchase Price in lieu of cash. In connection with any stock issuance hereunder, Purchaser shall not be required to issue any fractional shares. All fractional shares shall be rounded to the nearest whole number of shares of the Transcend Stock. Purchaser shall be required to include the Transcend Stock in the next registration statement filed with the Securities and Exchange Commission by the Company.

2.6. Allocation Reporting. Purchaser and Seller shall mutually agree upon an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 and the treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon both Parties. Purchaser shall deliver such allocation to Seller within thirty (30) days after its receipt of the 2008 Financial Statements. Purchaser and Seller shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchaser. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by Requirements of Law.

2.7. Risk of Event of Loss. The risk of any loss, taking, condemnation, forfeiture, foreclosure, damage or destruction of or to any of the Purchased Assets prior to the Closing Date shall be borne by Seller and the Shareholder. The risk of any loss, taking, condemnation, forfeiture, foreclosure, damage or destruction of or to any of the Purchased Assets subsequent to the Closing Date shall be borne by Purchaser.

3.	Closing.

The closing of the sale and purchase of the Purchased Assets contemplated hereby (the “Closing”) shall take place at the Georgia offices of Morris, Manning & Martin, LLP at 10:00 am local time, or remotely via the exchange of executed documents and other closing deliverables, on December 31, 2008, or such other time or date as the Parties may mutually agree in writing, provided that all of the conditions to the Closing set forth in Sections 7 and 8 have been satisfied or waived by the party entitled to waive the same (for purposes herein, a Party shall have been deemed to waive those conditions under Sections 7 or 8 if no written notice of the violation of a condition is received by the non-waiving party prior to Closing). The Closing shall be deemed effective as 12:01 a.m., Eastern Standard Time, on January 1, 2009 or such other date as the Parties may mutually agree in writing (the “Closing Date”), and the Purchaser Price shall be wired to Seller on January 2, 2009 in connection with a January 1st Closing Date due to the New Year’s Holiday.

4.	Representations and Warranties of Seller and the Shareholder.

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and the Shareholder, jointly and severally, make the following representations and warranties:

4.1. Organization, Good Standing, Corporate Power and Subsidiaries.

4.1.1. Schedule 4.1 contains a complete and accurate list of Seller’s name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).

4.1.2. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under its contracts.

4.1.3. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.1.4. Seller has delivered to Purchaser copies of Articles of Incorporation and Bylaws of Seller, as currently in effect. The stock records and minute book of Seller that have been made available to Purchaser are true, correct and complete.

4.1.5. Seller does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

4.2. Authority; No Conflict.

4.2.1. Seller has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Seller is or will be a party that are required to be executed pursuant to this Agreement (the “Seller Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements have been duly and validly approved by Seller’s shareholders and board of directors, as required by Seller’s corporate organizational documents and applicable law. No additional corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation by Seller and the Shareholder of the transactions contemplated hereby.

4.2.2 This Agreement and the Seller Ancillary Agreements are, or when executed and delivered by Seller will be, valid and binding obligations of Seller and the Shareholder, enforceable against Seller and the Shareholder in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2.3. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement and the Seller Ancillary Agreements nor the consummation or performance of any of the contemplated transactions hereunder will, directly or indirectly (with or without notice or lapse of time):

(a) Contravene, conflict with, or result in a violation of (1) any provision of the Articles of Incorporation and Bylaws of Seller or (2) any resolution adopted by the Board of Directors or the Shareholder of Seller;

(b) Contravene, conflict with, or result in a violation of, or give any Governmental Authority or any Person the right to challenge this Agreement or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Requirements of Law to which Seller or the Shareholder, or any of the Purchased Assets owned or used by Seller, may be subject;

(c) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Seller or that otherwise relates to the Business, or any of the assets owned or used by Seller;

(d) Contravene, conflict with, or result in a violation of, or give any Governmental Authority or any Person the right to challenge this Agreement, the Seller Ancillary Agreements or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Contract which Seller or the Shareholder are now a party or by which Seller or the Shareholder or any of their properties or assets may be bound or affected;

(e) To Seller’s Knowledge, cause any of the assets owned by Seller to be reassessed or revalued by any taxing authority or other Governmental Authority;

(f) Contravene, conflict with, or result in a violation or breach of any provision of, or result in a right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Business Contracts; or

(g) Result in the violation, acceleration, imposition or creation of any Lien upon or with respect to the Business or the Purchased Assets.

4.2.4. Except as set forth on Schedule 4.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller or the Shareholder or the consummation by Seller and the Shareholder of the transactions contemplated hereby. Except as set forth on Schedule 4.2, none of the Business Contracts requires notice to, or the consent or approval of, any Governmental Authority or other third party to any of the transactions contemplated hereby to remain in full force and effect following such transactions.

4.3. Capitalization. All of the issued and outstanding shares of the capital stock of Seller (the “Seller Stock”) are owned beneficially and of record by the Shareholder. All of the issued and outstanding shares of Seller Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Seller in compliance with all Requirements of Law concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholder. Except as set forth on Schedule 4.3, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists that obligates Seller to issue any of its capital stock or the Shareholder to transfer any of the Seller Stock.

4.4. Financial Statements. Prior to the Closing, Seller has delivered to Purchaser the Financial Statements of Seller (balance sheet and statements of operations, cash flow and stockholders’ equity) for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 (the “Prior Year Financial Statements”) and the financial statements of Seller (balance sheet and statements of operations) for the fiscal period ended September 30, 2008 (the “Unaudited Financial Statements” and, together with the Prior Year Financial Statements, the “Financial Statements”). The Financial Statements pertaining to the fiscal years ended December 31, 2005 and December 31, 2006 reflect trial balances on a cash basis. The Financial Statements pertaining to the fiscal year ending December 31, 2007 and for the fiscal period ending September 30, 2008 have been internally prepared and modified on an accrual basis. The Financial Statements are complete and correct in all material respects and have been prepared on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition, and operating results of Seller as of the respective dates and for the respective periods indicated, and are consistent with the method in which they are presented.

4.5 Undisclosed Liabilities. Seller has no Liabilities (and to Seller’s Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) Liabilities set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Unaudited Financial Statements in the Ordinary Course of Business (and other than those matters disclosed on Section 4.2, none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of law).

4.6 Title to and Adequacy of the Purchased Assets.

4.6.1 Seller has good and marketable title to all of the Purchased Assets, free and clear of all Liens.

4.6.2 The Purchased Assets constitute, in the aggregate, all of the property necessary for the conduct of the Business in the manner in which and to the extent to which it is currently being conducted.

4.7 Intellectual Property.

4.7.1. Schedule 4.7 is a complete and accurate list of (i) all Seller Registered Intellectual Property Rights, (ii) all unregistered copyrights in computer software that are included in Seller Intellectual Property, and (iii) all unregistered Trademarks included within Seller Intellectual Property. For each of the foregoing, the listing shall include (w) the respective application or serial number (if applicable), (x) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (y) an identification of whether the right is solely owned by, jointly owned by, or exclusively licensed, and (z) a brief summary of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto.

4.7.2 Each item of Seller Registered Intellectual Property Rights is valid and subsisting, and all necessary fees, including without limitation all registration, maintenance, issuance and renewal fees, in connection with such Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by Seller within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Without limiting the foregoing, Seller has not taken any action or allowed any event to occur, and Seller is not aware of any event or circumstances, which would set a United States patent bar date within one hundred twenty (120) days of the Closing Date. A United States patent bar date includes any date by which Seller must file a patent application in order to preserve Seller’s right and ability to seek patent protection for an invention in the United States. Other than as is otherwise disclosed on Schedule 4.2, to Seller’s Knowledge, no third party is in breach of any non-disclosure agreement signed with Seller or of any confidentiality terms of any agreement signed with Seller. In each case in which Seller has acquired any Technology or Intellectual Property Right from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer the Technology and all rights in such Technology including all associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller. To the maximum extent provided for by, and in accordance with, Requirements of Law, Seller has recorded each such assignment of a Registered Intellectual Property Right assigned to Seller with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. The Seller has not claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

4.7.3 The Seller has no Knowledge of any facts or circumstances that would render any Seller Intellectual Property invalid or unenforceable. Seller has no Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Seller Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Seller Registered Intellectual Property Right, and Seller has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstance in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

4.7.4. Each item of Seller Intellectual Property is free and clear of any Liens.

4.7.5. Except as disclosed in Schedule 4.7.5, all Seller Technology and Seller Intellectual Property will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party.

4.7.6. To the extent that any Technology which is owned, possessed, used or controlled by Seller has been developed or created by a third party, Seller has a written agreement with such third party with respect thereto and Seller thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a fully paid license (sufficient for the conduct of the Business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Technology by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so, with rights to freely assign all such third party Intellectual Property Rights. Seller has fully paid licenses and is in compliance therewith for the use of all inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses and outbound “shrink-wrap” in the conduct of the Business as currently conducted and as proposed to be conducted.

4.7.7. With the exception of “shrink-wrap” or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of the Business as presently conducted or currently contemplated to be conducted by Seller was written and created solely by either (i) employees of Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights to any of Seller Intellectual Property.

4.7.8. Seller has followed and enforced a policy prohibiting, and has not allowed, any employee, consultant, or contractor (except as per the software development agreement referenced in and Seller’s IT Manager as delineated in Schedule 4.7.8), to have access to the software codes of Seller’s SHINE software, and to Seller’s Knowledge, no such employee, consultant or contractor has breached said policy.

4.7.9. Seller has taken all commercially reasonable steps required to protect Seller’s rights in Confidential Information and Trade Secrets of Seller or provided by any other Person to Seller.

4.7.10. No Person who has licensed Technology or Intellectual Property Rights to Seller has ownership rights or license rights to improvements made by Seller in such Technology or Intellectual Property Rights.

4.7.11. Except as disclosed in Schedule 4.7.11, Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Seller Intellectual Property, to any other Person.

4.7.12. Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses and outbound “shrink-wrap” licenses, the Contracts listed in Schedule 4.7.12 lists all Contracts to which Seller is a party with respect to any Technology or Intellectual Property Rights. Seller is not in breach of nor has Seller failed to perform under in any material respect, any of the foregoing Contracts and, to Seller’s Knowledge, no other party to any such Contract is in breach thereof or has failed to perform thereunder.

4.7.13. Schedule 4.7.13 lists all material Contracts between Seller on the one hand and any other Person on the other hand wherein or whereby Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any Liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any Person.

4.7.14. To the Knowledge of Seller, there are no Contracts between Seller on the one hand and any other Person on the other hand with respect to Seller Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Seller thereunder.

4.7.15. The operation of the Business as it currently is conducted or is contemplated to be conducted by Seller, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution of the products, or services or other Technology of Seller (including such Technology currently under development) does not and will not when conducted by Purchaser in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that such operation or any act, product, or service or other Technology of Seller (including such Technology currently under development) infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction, nor does Seller have Knowledge of any basis therefore.

4.7.16. To Seller’s Knowledge, no Person is infringing or misappropriating any Seller Intellectual Property Right.

4.7.17. No Seller Intellectual Property or Technology is subject to any Action that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Seller Intellectual Property or Technology.

4.7.18. No (i) product, technology, service or publication of Seller, (ii) material published or distributed by Seller or (iii) conduct or statement of Seller constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any Requirement of Law.

4.7.19. The Seller Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the Business as it currently is conducted, and, to the Knowledge of Seller, as it is currently planned or contemplated to be conducted by Purchaser, including, without limitation, the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or other Technology of Seller, including performance of services (including such Technology currently under development).

4.7.20. Except as disclosed in Schedule 4.7.20, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser, by operation of law or otherwise, of any Contracts to which Seller is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Seller Intellectual Property, (ii) Purchaser granting to any third party any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, Purchaser pursuant to any Contract to which Seller is a party or by which it is bound, (iii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of the Business, (iv) any restriction on the ability of Purchaser to share information relating to its ongoing business or operations, or (v) Purchaser being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by Seller prior to the Closing Date pursuant to Contracts to which Seller is a party or by which it is bound.

4.7.21. Schedule 4.7.21 contains a true and complete list of all of the software programs included in or developed for inclusion in Seller’s products (including, without limitation, the SHINE software platform) or any third party (including all software programs embedded or incorporated in Seller’s products) (the “Seller Software”). Except as listed in Schedule 4.7.21, Seller Software does not contain any third party software or Public Software. The list in Schedule 4.7.21 shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which Seller has received a license to such Public Software, and (iii) a short statement regarding how the Public Software is being used by Seller. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.

4.7.22. Seller employs commercially reasonable measures to ensure that Seller Software do not contain any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

4.7.23. The Seller Software:

(a) Performs in accordance with all published specifications for such software;

(b) Complies with all other published documentation, descriptions and literature with respect to such software; and

(c) Complies with all representations, warranties and other requirements specified in all of Seller’s Customers Contracts.

4.7.24. Except as set forth on Schedule 4.7.24, the Shareholder does not have an ownership right or other interest in any Intellectual Property related to the Business. All Intellectual Property related to the Business are owned entirely by Seller.

4.8 Customers. Each customer named on Schedule 4.8 is a bona fide customer of Seller, and the sale of the Purchased Assets shall be sufficient to vest Purchaser with all of Seller’s right to provide the services to such customer that Seller has provided prior to the Closing Date. Each customer named on Schedule 4.8 has executed a Customer Contract with Seller, a fully executed copy of which has been provided to Purchaser except as otherwise expressly indicated on Schedule 4.8. For any customer for which Seller does not have a fully executed Customer Contract, Schedule 4.8 denotes said customers, and said customers and Seller have operated in material compliance with the terms of the unsigned agreements provided to Purchaser by Seller for such customers. For any oral Customer Contract for which an unsigned agreement has not been presented to Purchaser setting forth the terms of the relationship between Seller and Purchaser, Seller represents to Purchaser that said oral Customer Contracts were entered into in the Ordinary Course of Business, are on normal and commercially reasonable terms based on Seller’s Ordinary Course of Business and are not unduly favorable to the parties thereto other than Seller. To the Knowledge of Seller, there is no fact or circumstance that Seller would reasonably expect to cause such revenues to decrease, whether in the aggregate or with respect to any particular source, in any material respects.

4.9 Accounts Receivable. All accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. Any amounts of Accounts Receivable not collected by Purchaser within six (6) months of the Closing shall be assigned to Seller and applied against the Hold Back. Purchaser and Seller shall instruct the Escrow Agent to pay said amount to Purchaser per the terms of the Escrow Agreement upon the consummation of the assignment. Purchaser agrees to provide Seller with monthly reports delineating the application of all payments to Purchaser’s accounts receivable that are received by Purchaser from customers whose accounts receivable have been transferred from Seller to Purchaser hereunder for said six (6) month period.

4.10 Agreements of Seller. 4.10.1. In addition to the Customer Contracts, Schedule 4.10 accurately and completely sets forth a true and complete list of all of the Contracts of Seller that relate to the Purchased Assets or the Business, including, but not limited to, leases, supply agreements, loan agreements, pledge and security agreements, indemnity or guaranty agreements, bonds, notes, mortgages, joint venture or partnership agreements, options to purchase real or personal property, and agreements relating to the purchase or sale by Seller of assets or securities (collectively, including the Customer Contracts, the “Business Contracts”). Seller has previously furnished Purchaser with, or provided Purchaser access to, a true and complete copy of each such Contract listed on Schedule 4.10. There has not been any default in any obligation to be performed by Seller, nor to the Knowledge of Seller, any other party, under any such Contract. No notice of default has been received by Seller and, to Seller’s Knowledge, there is no basis therefor. Except as set forth on Schedule 4.10, Seller is not now and has never been a party to any governmental contracts subject to price redetermination or renegotiation. Seller is not a party to or bound by any other Business Contracts.

4.10.2 To Seller’s Knowledge, all Business Contracts have been entered into in the Ordinary Course of Business. All Business Contracts are enforceable in accordance with their terms.

4.10.3. Except as set forth on Schedule 4.10.3, all of the Business Contracts may be assigned to Purchaser free of cost or expense without obtaining the consent or approval of any other Person. Seller is not a party to any Contract providing for any payments to any Person resulting from the consummation of the transactions contemplated hereby.

4.11 Permits. Schedule 4.11 contains an accurate list, summary description and copies of all licenses, franchises, permits, and other governmental authorizations held by Seller that are applicable to the conduct of the Business including, without limitation, permits, licenses and operating authorizations, titles, franchises and certificates, owned or held by Seller (“Governmental Authorizations”). The Governmental Authorizations are valid, and Seller has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such Governmental Authorization. To Seller’s Knowledge, Seller holds all Governmental Authorizations necessary for operating the Business. Seller has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in its Governmental Authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing. Except as specifically provided on Schedule 4.11, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller by, any such Government Authorizations.

4.12 Tax Matters. 4.12.1. Seller has timely filed all Tax Returns and reports required to be filed by it in connection with the Business, including, without limitation, all federal, state and local Tax Returns, and has paid in full or made adequate provision by the establishment of reserves for all Taxes and other charges which have become due or which are attributable to Seller’s conduct of the Business or ownership of the Purchased Assets. Seller and the Shareholder have no Knowledge of any Tax deficiency proposed or threatened against Seller or the Shareholder arising from Seller’s or the Shareholder’s conduct of the Business or ownership of the Purchased Assets. There are no Tax Liens levied, or to the Knowledge of Seller, threatened against any of the Purchased Assets. Seller has made all payments of estimated Taxes attributable to Seller’s conduct of the Business or ownership of the Purchased Assets when due in amounts sufficient to avoid the imposition of any penalty.

4.12.2 All Taxes and other assessments and levies arising from Seller’s conduct of the Business or ownership of the Purchased Assets that Seller has been required by Law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Authority.

4.12.3 Under its Customer Contracts, to the Knowledge of Seller, such customers are liable for any and all sales or use Taxes imposed by virtue of or with respect to such sales or licenses, except as set forth on Schedule 4.12.3.

4.13 Litigation and Compliance with Law. Except as set forth on Schedule 4.13, there are no claims, actions, suits, arbitrations, investigations or proceedings, pending or, to Seller’s Knowledge, threatened against or affecting Seller, at Law or in equity, or before or by any Governmental Agency or instrumentality having jurisdiction over Seller. No notice of any claim, action, suit, arbitration, investigation or proceeding, whether pending or threatened, has been received by Seller, and to Seller’s Knowledge, there is no basis therefor. Except to the extent set forth on Schedule 4.13, (i) since Seller’s inception, Seller has conducted its business in compliance with all Requirements of Law applicable to the Business or the Purchased Assets (including, HIPAA), and (ii) Seller currently conducts its business in compliance with all Requirements of Law applicable to the Business or the Purchased Assets. Neither Seller nor, to the best Knowledge of Seller, any employee of Seller, has made any payment of funds in connection with the Business or the Seller Software prohibited by Law, and no funds have been set aside to be used in connection with the Business or the Seller Software for any payment prohibited by Law.

4.14 No Material Adverse Change. Since June 30, 2008, Seller has conducted its operations in the Ordinary Course of Business and, except as set forth on Schedule 4.14, there has not been:

(a) any change in Seller’s authorized or issued capital stock; grant of any stock option or right to purchase Seller Stock; issuance of any security convertible into such Seller Stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any Seller Stock; or declaration or payment of any dividend or other distribution or payment in respect of Seller Stock;

(b) any damage, destruction or loss (whether or not covered by insurance) affecting the properties or business of Seller;

(c) any material Tax election or material change in the accounting methods used by Seller;

(d) any adoption of, or substantial increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Seller;

(e) any increase in the compensation payable or to become payable by Seller to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(f) any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character materially adversely affecting the Business;

(g) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Seller to any person, including, without limitation, the Shareholder and its Affiliates;

(h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Seller;

(i) any increase in Seller’s indebtedness, other than accounts payable incurred in the Ordinary Course of Business;

(j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the Ordinary Course of Seller’s business;

(l) any waiver of any material rights or claims of Seller;

(m) any material breach, amendment or termination of any of the Business Contracts;

(n) any transaction by Seller outside the Ordinary Course of Business; or

(o) any agreement, whether oral or written, by Seller or the Shareholder to do any of the foregoing.

4.15 Employee Benefits Matters.

4.15.1. Schedule 4.15 lists all Plans. Except as disclosed on Schedule 4.15, there are no other benefits to which any current or former employees of Seller and/or any ERISA Affiliate or any other individual who provides services to Seller and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual is entitled or for which Seller and/or any ERISA Affiliate has any obligation. Except as set forth on Schedule 4.15, only current employees of Seller participate in the Plans, except as required by Code § 4980B and/or ERISA §§ 601-609. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent three (3) years, all summary plan descriptions, prospectuses, Annual Report Form 5500’s or similar forms (and attachments thereto) for the most recent three (3) years, all Internal Revenue Service determination letters, and any related documents requested by Purchaser, including all amendments, modifications and supplements thereto, all material employee and/or participant communications relating to each such Plan, and all insurance contracts, administrative services agreements or contracts, have been delivered to Purchaser, and all of the same are true, correct and complete.

4.15.2. With respect to each Plan to the extent applicable:

(a) No litigation or administrative or other proceeding or investigation, claim, lawsuit, arbitration or other action is pending or threatened involving such Plan or any administrator, fiduciary, employee, contributing employer, contractor or agent of such Plan, other than routine claims for benefits in the Ordinary Course of Business for such Plan.

(b) Such Plan has been administered and operated in compliance with, and has been amended to comply with, all applicable laws, rules, and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue code of 1986, as amended (the “Code”), and the regulations issued under ERISA and the Code.

(c) Seller and ERISA Affiliates have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan if applicable.

(d) Such Plan is fully funded in an amount sufficient to pay all Liabilities (whether or not vested) accrued (including Liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof.

(e) On the Closing Date such Plan will be fully funded in an amount sufficient to pay all Liabilities (whether or not vested) accrued as of the Closing Date (including Liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred as of the Closing Date, or adequate reserves will be set up on Seller’s books and records, or paid-up insurance will be provided, therefor.

(f) Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the Liabilities of such Plan beyond increases typically experienced as a result of changes in the workforce.

(g) Such Plan is not a multiemployer plan (as defined in ERISA § 3(37) or 4001(a)(3)), is not a single-employer plan (as defined in ERISA § 4001(a)(15)), and is not a defined benefit plan (as defined in ERISA § 3(35)), and is not a plan maintained by more than one employer (within the meaning of Code § 413(c)).

(h) No person or entity has engaged in any “prohibited transaction” (as defined in ERISA § 406 or Code § 503(b) or 4975) with respect to such Plan on or prior to the Closing Date, and no person or entity who would be a fiduciary with respect to such Plan has breached any of his responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would subject Seller or any ERISA Affiliate, or any person or entity whom Seller has an obligation to indemnify, to any liability.

(i) Such Plan contains provisions which allow additional benefits under the Plan to be discontinued at any time and for any reason, and which allow the Plan to be terminated (or Seller’s participation in the Plan to be terminated) by Seller at any time and for any reason, and, if such Plan were terminated (or Seller’s participation in such Plan were terminated) on or prior to the Closing Date, no additional liability would be incurred by Seller by such action.

(j) All communications with respect to such Plan by any person or entity on or prior to the Closing Date have reflected accurately the documents and operations of such Plan, and no person or entity has, as of the Closing Date, any liability under any applicable law by reason of any communication or failure to communicate with respect to or in connection with such Plan.

(k) Such Plan does not provide benefits to any former employee, or any other person who is not performing services for Seller, except as required by Code § 4980B and/or ERISA §§ 601-609.

(l) No liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred or will be incurred as of the Closing Date by Seller or any ERISA Affiliate, except for PBGC insurance premiums (if any), and all such insurance premiums incurred or accrued up to and including the Closing Date have been timely paid, or will be timely paid prior to the Closing Date.

(m) Neither Seller nor any ERISA Affiliate has ceased operations at any facility or withdrawn from such Plan in a manner which could subject Seller to liability under ERISA § 4062, 4063 or 4064, and no events have occurred or will occur on or prior to the Closing Date which might give rise to any liability of Seller to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Seller by the PBGC.

(n) No entitlement to any benefit (including, but not limited to, severance pay, unemployment compensation or payment contingent upon a change in control or ownership of Seller) from such Plan shall arise, and no acceleration or increase in benefits due any person shall occur, by reason of the consummation of the transactions contemplated by this Agreement.

(o) An ERISA fiduciary insurance policy issued by a licensed insurance company is in place covering each and every fiduciary of such Plan.

(p) If such Plan purports to provide benefits which qualify for Tax-favored treatment under Code § 79, 105, 106, 117, 120, 125, 127 129 or 132, the Plan satisfies the requirements of said Code sections.

4.15.3. The participants and beneficiary records with respect to each Plan providing benefits to employees or other Persons performing services for Seller and their spouses, dependents, etc., are in the custody of Seller (or an agent of Seller who must, upon demand, provide such records to Seller), and such records accurately state the history of each participant and beneficiary in connection with each such Plan and accurately state the benefits earned by and/or owed to each such participant and beneficiary.

4.15.4. Except as otherwise set forth on Schedule 4.15, Seller is not liable for and neither Seller nor Purchaser will be liable for, any contribution, Tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Plan maintained, sponsored or contributed to by an ERISA Affiliate, including, without limitation, withdrawal liability arising under Title IV of ERISA, Liabilities to the PBGC, or Liabilities under Code § 412 or ERISA § 302.

4.15.5. Purchaser shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer or otherwise, and shall have no liability whatsoever with respect to, any Plan as set forth in Section 2.2.1, or with respect to any Seller Employee Liabilities as set forth in Section 2.2.2.

4.16 Employment and Labor Matters.

4.16.1. List; Unpaid Compensation. Schedule 4.16.1 lists: (a) all present employees (including title and position), contractors and consultants of Seller engaged in the Business, (b) their current rate of compensation and benefits, and (c) their accrued vacation, if applicable. Schedule 4.16.1 also indicates any of such parties who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. With respect to the Business, there are no unpaid wages, bonuses or commissions (other than those not yet due) nor does Seller owe any Tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing. Except as provided on Schedule 4.16.1, the employment of all employees, contractors and consultants listed on Schedule 4.16.1 may be terminated at any time with or without cause and without any severance or other Liability to Seller. Seller has paid or properly accrued and set forth on the face of the Financial Statements in the Ordinary Course of Business all wages and compensation due to any employee of Seller engaged in the Business or other Person in connection with the Business, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

4.16.2. Certain Information. Except as listed in Schedule 4.16.2, Seller: (a) since January 1, 2006, has not experienced, and there are not pending or, to the Knowledge of Seller, threatened, any labor disputes, organized slowdown, pickets, work slow-downs due to labor disagreements, organized work interruption, strike or work stoppage by employees of Seller or any actions or arbitrations that involve employees of Seller; (b) is not a party to, nor is it obligated by, any oral or written agreement, labor union or collective bargaining or otherwise, regarding the rates of pay or working conditions of any of the employees of Seller; and (c) is not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of the employees of Seller. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Business.

4.16.3. Labor Claims. Except as listed in Schedule 4.16.3: (a) neither Seller, with respect to the Business, nor any of its officers, directors, or employees has been charged or, to Knowledge of Seller, threatened with the charge of any unfair labor practice, charge or complaint pending, unresolved, or, to the Knowledge of Seller, threatened with respect to the Business; (b) Seller is in material compliance with, and is not in violation of any, all Requirements of Law concerning the employer-employee relationship and anti-discrimination and equal employment opportunities; and (c) there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of Seller or other Person. Seller has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of Seller or other Person in connection with the Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

4.16.4. Employment Agreements. Except as listed in Schedule 4.16.4: (a) all officers, employees, and agents of Seller engaged in the Business are employees at-will and for indefinite terms, and (b) there are no outstanding agreements or arrangements with respect to severance payments.

4.16.5. Seller has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986. Schedule 4.16.5 sets forth a true and complete list of all employees of Seller or other Person in connection with the Business working in the United States who are not U.S. citizens and a description of the legal status under which each such individual is permitted to work in the United States. All employees of Seller or other Person who are performing services for Seller in the United States are legally able to work in the United States and will be able to continue to work in the Business in the United States following the consummation of the transactions contemplated by this Agreement.

4.17. Compensation; Employment Agreements. Schedule 4.17 sets forth an accurate schedule of all officers, directors and employees of Seller, listing all employment agreements with such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such Persons as of the date hereof. Seller has furnished Purchaser or its Representatives with true, complete and correct copies of all such employment agreements and all other employment agreements and other similar agreements or arrangements containing “golden parachute” or other similar provisions.

4.18. Insurance. Schedule 4.18 sets forth an accurate list as of December 31, 2007 of all insurance policies carried by Seller and of all insurance loss runs or worker’s compensation claims received since Seller’s inception. Seller has furnished Purchaser or its Representatives with true, complete and correct copies of all of Seller’s insurance policies, covering at least the past three (3) years. Except as set forth on Schedule 4.18, none of such policies is a “claims made” policy. Such policies are currently in full force and effect.

4.19. Books and Records. The books of account and other financial records to be transferred to Purchaser pursuant hereto are in all material respects complete and correct, are maintained in accordance with all Requirements of Law, and are accurately reflected in the Financial Statements. Seller has provided to Purchaser and its Representatives true and complete copies of or access to all minute books or corporate records relating to the Business or the Purchased Assets.

4.20. Related-Party Transactions. Except as set forth on Schedule 4.20, no officer, director or stockholder of Seller has, nor during the period beginning January 1, 2008 through the date hereof, had any interest in any property, real or personal, tangible or intangible, that is or was material to the Business.

4.21 Privacy; Data Protection. Seller has not collected any personally identifiable information concerning users of its products, services and websites from any third parties. Seller and to Seller’s Knowledge, its subcontractors have complied in all respects with all Requirements of Law and its privacy policies relating to the privacy of users of Seller’s products, services and websites, including without limitation with respect to the use, collection, storage, disclosure and transfer of any data and personally identifiable information collected by Seller or by third parties having authorized access to the records of Seller. Seller and its subcontractors have complied in all respects with all Requirements of Law and its privacy policies relating to the collection, use, storage, transfer, and disclosure of any data and personally identifiable information of any employees, contractors or consultants, both in the United States and internationally. Seller has not received a complaint regarding Seller’s collection, use or disclosure of data, including but not limited to personally identifiable information. The execution, delivery and performance of this Agreement complies with all Requirements of Law relating to privacy and does not violate Seller’s privacy policies. True and correct copies of all such privacy policies are attached to Schedule 4.21, and Seller and its subcontractors have at all times made all privacy policy disclosures to such users or customers as required by Requirements of Law. None of such disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in violation of any Requirements of Law. Seller has implemented and maintains a comprehensive plan, or plans, which (i) identifies internal and external risks to the security of data and Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; (iii) maintains notification procedures in compliance with all Requirements of Law and privacy or other policies in the case of any breach of security compromising data, including unencrypted data containing personally identifiable information; and (iv) adequately provides for the prevention of data loss. Seller has not experienced any data loss, breach of security or otherwise unauthorized access by third parties to Confidential Information, including personally identifiable information, in Seller’s possession, custody or control.

4.22 Real Estate.

4.22.1. No Ownership of Real Property. Seller does not own any real property and has not owned any real property during the past twelve (12) months.

4.22.2. Leased Properties. Schedule 4.22.2 is a true, correct and complete schedule of all leases and other agreements (collectively, the “Real Property Leases”) under which Seller uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”). Seller has heretofore delivered to Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by Seller as tenant thereunder are current, no written notice of default under any Real Property Lease has been received by Seller which remains uncured, no written termination notice under any Real Property Lease has been received by Seller, and no uncured material default on the part of Seller or the landlord, exists under any Real Property Lease.

4.22.3. Entire Premises. All of the land, buildings, structures and other improvements used by Seller in the conduct of the Business are included in the Leased Real Property.

4.22.4. Space Leases. Except as set forth on Schedule 4.22.4, no Person has been granted by Seller pursuant to a written agreement or pursuant to any other agreement, oral or otherwise, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

4.22.5. No Options. Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Leased Real Property or any portion thereof or interest therein.

4.22.6. Condemnation. Seller has not received written notice or any other notice, oral or otherwise, of any sale or other disposition of the Leased Real Property or any part thereof.

4.23 Accuracy of Information Furnished by Seller and the Shareholder. No written representation, statement or information made or furnished by Seller and the Shareholder to Purchaser, including without limitation, those contained in this Agreement and the various schedules attached hereto and the other information and statements previously furnished by Seller and the Shareholder to Purchaser, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

5.	Representations and Warranties of Purchaser.

In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, Purchaser makes the following representations and warranties:

5.1 Organization, Power and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

5.2 Authority; No Conflict.

5.2.1. Purchaser has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Purchaser is or will be a party that are required to be executed pursuant to this Agreement (the “Purchaser Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements have been duly and validly approved by Purchaser’s

Board of the Directors, as required by Purchaser’s corporate organizational documents and Requirements of Law. No additional corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement and the Purchaser Ancillary Agreements are, or when executed and delivered by Purchaser will be, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2.2. Neither the execution and delivery of this Agreement and the Purchaser Ancillary Agreements nor the consummation or performance of any of the contemplated transactions hereunder will, directly or indirectly (with or without notice or lapse of time):

(a) Contravene, conflict with, or result in a violation of (1) any provision of the Certificate of Incorporation and Bylaws of Purchaser or (2) any resolution adopted by the Board of Directors of Purchaser;

(b) Contravene, conflict with, or result in a violation of, or give any Governmental Authority or any Person the right to challenge this Agreement or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Requirements of Law to which Purchaser, may be subject;

(c) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Purchaser;

(d) Contravene, conflict with, or result in a violation of, or give any Governmental Authority or any Person the right to challenge this Agreement, the Purchaser Ancillary Agreements or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Contract to which Purchaser is now a party.

5.3 Litigation. There are no claims, actions, suits, arbitrations, investigations or proceedings, pending or, threatened against or affecting Purchaser, at law or in equity, or before or by any Governmental Authority having jurisdiction over Purchaser, which would have a material adverse effect on Purchaser. No notice of any claim, action, suit, arbitration, investigation or proceeding, whether pending or to Purchaser’s Knowledge threatened, has been received by Purchaser.

6.	Affirmative Covenants.

6.1 Conduct of Business of Seller. Except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms:

6.1.1. Seller shall conduct its operations in the Ordinary Course of Business consistent with past practice and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact its business organization, keep available the services of its current senior management as a group and maintain satisfactory relationships with any Person having business relationships with Seller.

6.1.2. Seller shall not effect any of the following without the prior written consent of Purchaser:

(a) make any change in or amendment to its organizational documents or its by-laws (or comparable governing documents);

(b) issue or sell, or authorize to issue or sell, any Seller Stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any Seller Stock or any other ownership interests;

(c) split, combine, redeem or reclassify, purchase or otherwise acquire, or declare, pay or set aside any dividend or make any distribution with respect to, any Seller Stock or its other securities;

(d) make any investment in, acquisition of, or capital contributions to, any Person other than in the Ordinary Course of Business;

(e) sell, lease or otherwise dispose of any of its properties or assets, except in the Ordinary Course of Business;

(f) amend, supplement, modify, terminate or waive any material rights under any Contract or enter into a Contract, except in the Ordinary Course of Business consistent with past practice;

(g) incur any indebtedness for borrowed money or make any loan or advance to any other Person, other than routine advances to employees consistent with past practice;

(h) grant or agree to grant to any officer or employee of Seller any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new compensation or benefit plans or arrangements or amend or agree to amend any existing Plan, except (A) as may be required under any Requirements of Law, (B) as specifically required by the provisions of any Plan in effect on the date hereof or (C) in the Ordinary Course of Business;

(i) delay or defer the payment of any accounts payable, other than in the Ordinary Course of Business;

(j) make or authorize capital expenditures, other than in the Ordinary Course of Business upon Purchaser’s prior written consent;

(k) pay, discharge or satisfy any Liabilities, other than in the Ordinary Course of Business;

(l) grant any license with respect to the Seller Intellectual Property other than in the Ordinary Course of Business;

(m) take any action or omit to take any action that would reasonably be expected to cause any of the Seller Intellectual Property to become invalidated, abandoned or dedicated to the public domain;

(n) accelerate or change its policy with respect to the collection of any accounts receivable; or

(o) authorize any of, or commit or agree to take any of, the foregoing actions.

Notwithstanding the foregoing and the terms of this Section 6.1, Seller shall be entitled to distribute cash on hand (including Seller Cash), provided that such distribution is not likely to reasonably or materially reduce Closing Working Capital below Three Hundred Fifty Thousand Dollars ($350,000.00).

6.2. Access and Information. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms, Seller shall afford Purchaser and its employees, counsel, accountants, financing sources, consultants and other authorized Representatives reasonable access to the officers, directors, employees, accountants, properties, customers, books and records of Seller and, during such period, Seller shall furnish promptly to Purchaser all information concerning the Business, the Purchased Assets and personnel of the Business as Purchaser may request; provided, however, that such access shall not unreasonably disrupt the operations of Seller.

6.3. Commercially Reasonable Efforts.

6.3.1. Subject to the terms and conditions herein, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Requirements of Law to consummate and make effective the transactions contemplated by this Agreement. Seller and Purchaser will use their respective reasonable best efforts to obtain any and all consents of all Governmental Authorities and other third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. Purchaser agrees that it shall take and perform all actions necessary to satisfy any requirements imposed upon Purchaser under any rule or regulation of the Securities Exchange Commission, or under any state or federal law imposed or arising as a result due to Purchaser’s status as a registered and publically traded company.

6.3.2. In the event any claim, action, suit, investigation or other proceeding is commenced which threatens or questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their respective best efforts to defend against such Action (and, if an Order is issued in any such Action, to use their respective reasonable best efforts to have such Order lifted) and to eliminate any other impediment to the consummation of the transactions contemplated hereby.

6.4. Public Announcements. The Parties hereto each agree (i) to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) to provide to each other Party for review a copy of any such press release or public statement and (iii) to not issue any such press release or make any such public statement prior to such consultation and review and, unless such issuance is required by Requirements of Law, the receipt of the prior consent of the other Parties to this Agreement.

6.5 Notification of Certain Matters. Purchaser, on the one hand, and Seller, on the other hand, shall use their respective reasonable best efforts to promptly notify each other of (i) any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Purchaser, the Knowledge of the Shareholder or the Knowledge of Seller, threatened against Seller, the Shareholder or Purchaser, or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Sections 7 and 8 not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty or covenant, or the conditions to the obligations, of any Party to this Agreement.

6.6 No Solicitation of Other Proposals.

6.6.1. From the date hereof until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms, neither Seller nor any of its directors, officers, shareholders, employees, agents, investment bankers, accountants, consultants, financial advisors, counsel, financing sources or representatives (collectively, “Representatives”; such term to apply with respect to Purchaser to such persons of the Purchaser) shall take any action to, and shall not, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser (and its Representatives) concerning any Alternate Transaction. From the date hereof until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms, Seller shall promptly notify Purchaser of the receipt by it or any of its Representatives of any proposal or offer regarding an Alternate Transaction or any indication that any Person is considering making a proposal or offer regarding an Alternate Transaction.

6.6.2. If (i) Seller breaches Section 6.6.1 hereof or Seller terminates this Agreement other than in accordance with Section 10.1 hereof, and (ii) within twelve (12) months after the date of such breach; the Shareholder or Seller signs a letter of intent or other agreement relating to the acquisition of a material portion of the Seller Stock, its assets, or the Business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, the Shareholder shall pay, or cause Seller to pay, to Purchaser the greater of $200,000 or the expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated herein, including, but not limited to, the fees of attorneys, advisors, accountants, consultants, brokers, finders and trustees of Purchaser. This fee will not serve as the exclusive remedy to Purchaser under this Agreement in the event of a breach of Section 6.6.1 or any other covenant herein, and Purchaser shall be entitled to all other rights and remedies provided by law or in equity.

6.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller, on the one hand, and Purchaser, on the other hand, in equal shares when due, and Seller and Purchaser will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation; provided that, Seller shall be responsible for and shall pay and discharge when due all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees or other claims of creditors asserted against Purchaser or the Purchased Assets by reason of noncompliance with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Transaction Documents, and Seller shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

6.8 Tax Returns. Seller shall duly file or cause to be filed all Tax Returns related to Taxes of any nature with respect to the Business or the Purchased Assets for all periods ending on or prior to the Closing Date and pay all Taxes due with respect to such periods.

6.9. Restrictive Covenants. Seller will use its best efforts in cooperation with Purchaser in having Seller’s employees who are hired by Purchaser at Closing to enter into Purchaser’s standard restrictive covenants agreement in connection with Purchaser’s hiring of said employees.

6.10. Release of Liens. Prior to the Closing Date, Seller shall cause to be released all Liens in and upon any of the Purchased Assets.

6.11. Execution of Further Documents. From and after the Closing, upon the reasonable request of Purchaser, Seller and the Shareholder shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in Purchaser and protect its rights, title and interest in the Purchased Assets and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

6.12 Additional Deliveries of Seller and the Shareholder. At the Closing, Seller and the Shareholder, as the case may be, shall deliver to Purchaser the following items:

6.12.1. Inventory. A list of inventory of Seller (attached hereto as Schedule 6.12.1, certified by the President of Seller, which list specifically sets forth and certifies that Seller has good and indefeasible title to such inventory and Seller’s actual net costs for such inventory as of the Closing Date.

6.12.2. Prepaid Expenses and Deposits. A list of Seller’s prepaid expenses and deposits as of the Closing Date, as set out on Schedule 6.12.2 and certified by Seller’s President, which (i) specifically sets forth and certifies the amount of all the prepaid expenses and deposits which are transferred to Purchaser as part of the Purchased Assets, (ii) certifies that the amount of all prepaid expenses and deposits represent sums prepaid or deposited by Seller in connection with Purchased Assets transferred by Seller to Purchaser, (iii) certifies that Purchaser has acquired all right, title and interest in and to such prepaid expenses and deposits, there exists no default by Seller with respect to any of the Contracts related to such prepaid expenses or deposits, and that no Person holding any such prepaid expenses or deposits has indicated any reason to claim or retain such deposits, or indicated that they are not obligated to provide the materials or services contracted.

6.12.3. Accrued Payroll. All reports and records relating to accrued payroll for the period of December 28, 2008 through December 31, 2008, together with a certificate executed by Seller’s President as to the truth, completeness and accuracy of said reports and records.

6.12.4. Sales Tax. Seller, if necessary, agrees to file all sales and use Tax Returns with respect to the period ending on the Closing Date within the time period required by Requirements of Law following the Closing.

6.12.5. Records. All of Seller’s Business Contracts and commitments, books, records and other data relating to the Purchased Assets and the Business.

6.12.6. Bank Accounts. All records of all Seller bank accounts relating to Seller Cash, together with such executed documents required by the applicable banks transferring title and signatory authority to said accounts to Purchaser and removing the signatory authority of Seller’s Representatives therefrom. After Closing, Seller nor the Shareholder shall withdraw or deposit monies into said bank accounts without the prior written consent of Purchaser.

6.12.7. Updated Disclosure Schedules. Updated and final Disclosure Schedules that are acceptable to Purchaser.

6.12.8. Scott Peterson Restrictive Covenant Agreement. A restricted covenant agreement in the form presented by Purchaser in connection with Scott Peterson’s employment with Purchaser upon Closing.

6.13. Required Consents. Those notices, consents or assignments necessary to consummate the transactions contemplated by this Agreement required by Governmental Authorities or lessors, lenders, suppliers, customers, partners or otherwise, including, without limitation, those consents listed and described on Schedule 4.2. To the extent any third party consents have not been obtained as of the date hereof, Seller and the Shareholder shall obtain within fifteen (15) days of the Closing Date all consents and approvals of third parties required to transfer all of the Purchased Assets to Purchaser hereunder (including, without limitation, all rights under Customer Contracts, license agreements and service agreements to be assigned to Purchaser) and provide Purchaser with the benefits of such Purchased Assets until such consents and approvals have been properly obtained in effectuating the transactions contemplated herein.

6.14. Intellectual Property. At Closing, Seller and the Shareholder shall convey, assign, and register in the U.S. Patent and Trademark Office, or cause to be assigned and conveyed and registered in the U.S. Patent and Trademark Office, to Purchaser, by documents or instruments in form satisfactory to counsel for Purchaser, all of its rights to and in, and recognize in Purchaser, as between Seller, the Shareholder and Purchaser, all of Seller’s and the Shareholder’s right and license to conduct the Business under the Seller Intellectual Property, including, but not limited to, Trademarks. Seller and the Shareholder shall change or cause to be changed the Trademarks, styles of Seller and any other entities having similar or confusingly similar Trademarks and no longer use such Intellectual Property Rights anywhere worldwide. Seller shall convey, transfer and otherwise assign all rights of Seller in all Seller Software currently used in the operation of the Business, including, without limitation, the SHINE platform. Purchaser, pursuant to this transfer of Seller Intellectual Property shall hold, as between Seller, the Shareholder and Purchaser, all of Seller’s and the Shareholder’s right and license to use all Intellectual Property Rights which have been adopted or used by Seller or the Shareholder in connection with the marketing or sale of the services and/or products of the Business.

6.14.1. Seller and the Shareholder acknowledge and agree that they shall not have the right to and covenant that they shall not either directly or through any business association or entity controlled by any of them or under common control, in any way make any reference, orally or in writing, to the Seller Intellectual Property, including but not limited to Trademarks or similar or confusingly similar Trademarks, in any manner whatsoever, in connection with the solicitation of business.

6.14.2. Within seven (7) days after the Closing Date, Seller and the Shareholder shall deliver written evidence satisfactory to Purchaser’s counsel that Seller has changed its name (and Shareholder has changed name of any entity he owns or controls) to a name that is not “DeVenture Health Partners,” “DeVenture Global Partners” or a similar or confusingly similar name. During said period, Seller shall not use “DeVenture Health Partners,” “DeVenture Global Partners” or a similar or confusingly similar name in any manner, except as agreed to in writing by Purchaser.

6.15. Destruction of Object Code. Promptly following the Closing, Seller shall destroy all object code and source code versions of the Seller Software Contract.

6.16. Customer Contract Signatures. Seller shall use its best efforts to obtain fully executed Customer Contracts with all customers for which signatures have not been located prior to the Closing Date. For those customers for which signatures are not obtained prior to the Closing Date, Seller and the Shareholder shall cooperate with Purchaser and use their best efforts to obtain all such signatures following the Closing Date as required by Purchaser.

6.17. Contract Renewal. Seller and the Shareholder shall use their best efforts to cause Akron General Medical Center to renew its Customer Contract with Purchaser upon its expiration in May 2009. Seller and the Shareholder acknowledge and agree that failure of Akron General Medical Center to renew its Customer Contract with Purchaser by June 1, 2008 upon terms satisfactory to Purchaser shall result in the payment of the Hold Back to Purchaser, and in such instance, Seller shall cooperate with Purchaser and do all things necessary to effectuate the release of the Hold Back to Purchaser in communications with the Escrow Agent pursuant to the Escrow Agreement.

6.17.1. Notwithstanding the foregoing, in the event that the aforementioned contract is not renewed due to any of the following reasons, including: i) a raise in the price charged by Purchaser, ii) a change in or deterioration in the quality or service provided by Purchaser or its employees, agents, or contractors, and iii) the failure by Purchaser to perform its duties and obligations under the contract in a substantially similar fashion as has been performed by Seller, then the provisions of Section 6.16 shall have no effect.

6.18 Confidentiality. Following the Closing, Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all Confidential Information concerning the Business and the Purchased Assets, except to the extent that Seller can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective Representatives, (b) is lawfully acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is required to be disclosed by Requirements of Law, including by deposition, interrogatory, request for documents, subpoena, civil investigation demand, or similar process. In the event that Seller is compelled to disclose any such information by judicial or administrative process or by other Requirements of Law, Seller will notify Purchaser promptly in writing and shall disclose only that portion of such information that Seller in the written opinion of its outside legal counsel is legally required to be disclosed.

6.19. Employees of the Business. 6.18.1. Hiring Employees. Purchaser agrees to offer employment to each of the employees of Seller set forth in Schedule 6.1 (such employees hereinafter referred to as the “Transferred Employees”), and Seller acknowledges that Purchaser shall, and shall allow Purchaser to, offer such employment. Purchaser shall be entitled to specify the terms of such employment, in its discretion. Purchaser shall not take any action that would constitute a “plant closing” or “mass layoff” (as defined in § 2102(a) of the WARN Act) for a period of at least 60 days after the Closing Date.

6.19.2. No Third Party Beneficiaries. The provisions of this Agreement are for the benefit of Purchaser and Seller only, and no employee of Seller or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of Seller, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

6.20. Cooperation. After the Closing Date, Purchaser and Seller shall (i) provide, or cause to be provided, to each other’s respective Representatives and Affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any audit which relates to the income or operations of the Business or the Purchased Assets in respect of which Purchaser or Seller are responsible hereunder and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this Section 6.18 shall include each of Purchaser and Seller (x) making their Representatives and the Representatives of their respective Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

6.21. Offset Rights. Purchaser and Seller agree that if a payment is due to Seller at any point in time under this Agreement, and that at such time there is a pending claim filed by Purchaser with the Escrow Agent pursuant to the terms of the Escrow Agreement, and that at such time there is a pending claim filed by Purchaser with the Escrow Agent pursuant to the terms of the Escrow Agreement, and that such claim cannot be reasonably expected to be satisfied by the amount of the Hold Back or other funds being held in escrow, then Purchaser shall instead remit the amount due Seller to the Escrow Agent to be held in escrow until any and all pending Purchaser indemnification claims have been resolved.

6.22. Expenses. Purchaser, on the one hand, and Seller, on the other hand, will each be responsible for their own transaction fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or other Representatives or consultants) in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”), whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, any Transaction Expenses incurred by Seller shall be the responsibility of Seller, and any Transaction Expenses incurred by Seller that have not been paid by Seller as of the Closing shall be deemed to be non-debt current liabilities for purposes of calculating the Purchase Price and any adjustments thereto pursuant to Section 2.3 hereof.

7.	Conditions to Purchaser’s Obligations to Close.

The obligation of Purchaser to purchase the Purchased Assets and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Purchaser of the following conditions on or before the Closing Date.

7.1 Representation and Warranties. The representations and warranties of Seller contained in Section 4 hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

7.2 Compliance with this Agreement. Seller shall have performed and complied with all of its agreements set forth herein that are required to be performed by Seller on or before the Closing Date.

7.3 Sellers’ Certificates. Purchaser shall have received a certificate from Seller, in form and substance satisfactory to Purchaser, dated the Closing Date, and signed by Seller’s President, certifying as to the matters set forth in Sections 7.1 and 7.2.

7.4 No Material Adverse Change. Since June 30, 2008, there shall have been no event, circumstance or condition that, individually or in the aggregate, had or could reasonably be expected to have a material adverse change in the Condition of Seller.

7.5 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to the Business Contracts which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, Seller of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof.

7.6 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of Purchaser, (a) prohibit or restrict (i) the purchase of the Purchased Assets or (ii) the consummation of the other transactions contemplated by this Agreement, (b) subject Purchaser to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Assets were to be purchased hereunder or (c) restrict the operation of the Business as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of Seller.

7.7 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at Law, in equity, in arbitration or before any Governmental Authority against Seller or the Shareholder which would, if adversely determined (a) have a material adverse effect on the Condition of Seller or (b) have a material adverse effect on the ability of Seller and the Shareholder to perform its obligations under this Agreement or each of the other Transaction Documents.

7.8 Due Diligence. Purchaser shall have completed a satisfactory due diligence review of Seller and the Business, including, without limitation, the interview of customers and employees of the Business as requested by Purchaser with results that are satisfactory to Purchaser in its sole discretion.

7.9 Lender Approval. Purchaser shall have received the required consent of its lenders to the transactions contemplated by this Agreement.

7.10 Board Approval. Purchaser shall have received the approval of Purchaser’s Board of Directors to this Agreement and the transactions contemplated herein.

7.11 Escrow Agreement. Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.12 Bill of Sale. Seller shall have delivered to Purchaser such bills of sale, assignments, lease assignments and other instruments, including a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), as shall be sufficient to vest in Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens.

7.13 Assignment and Assumption Agreement. Seller shall have delivered to Purchaser an assignment and assumption agreement substantially in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”).

7.14 Deville Offer Acceptance. The Shareholder shall have accepted Purchaser’s offer of employment as presented in the employment offer letter substantially in the form of Exhibit D hereto (the “DeVille Employment Offer Letter”) and executed the restrictive covenants agreement required by Purchaser at Closing.

7.15 Non-Competition Agreements. Seller and the Shareholder shall have delivered to Purchaser duly executed noncompetition agreements, substantially in the form of Exhibit E hereto (the “Noncompetition Agreements”).

7.16 Borbely Offer Acceptance. Connie Borbely shall have accepted Purchaser’s offer of employment as presented in the employment offer letter substantially in the form of Exhibit F hereto (the “Borebly Employment Offer Letter”) and executed the restrictive covenants agreement required by Purchaser at Closing.

7.17 Opinion of Counsel. Purchaser shall have received an opinion of Seller’s legal counsel, dated the Closing Date, substantially in the form attached hereto as Exhibit G.

7.18 Source Code. Seller shall have delivered to Purchaser (i) copies of the source code for the Seller Software in both paper and CD-ROM format and (ii) a copy of all user manuals related to the Seller Software, in camera ready form or such other form acceptable to Purchaser.

7.19 Customer Agreement Signatures. Seller shall obtain the signatures to all Customer Contracts for customers listed on Schedule 7.19.

7.20 Trademark Assignment. Seller shall have delivered to Purchaser a duly executed trademark assignment, substantially in the form of Exhibit H attached hereto (the “Trademark Assignment”).

8.	Conditions to Seller’s Obligations to Close.

The obligation of Seller to sell the Purchased Assets and the obligation of Seller to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Seller the following conditions on or before the Closing Date:

8.1.1. Payment of Purchase Price The Purchaser shall be prepared to pay the aggregate Purchase Price for the Purchased Assets pursuant to the terms of Section 2 of this Agreement.

8.1.2. Representation and Warranties. The representations and warranties of Purchaser contained in Section 5 hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

8.1.3. Compliance with this Agreement. Purchaser shall have performed and complied with all of its agreements set forth herein that are required to be performed by Purchaser on or before the Closing Date.

8.1.4. Officer’s Certificate Seller shall have received a certificate from Purchaser, in form and substance satisfactory to Seller, dated the Closing Date, and signed by an officer of the Purchaser, certifying as to the matters set forth in Sections 8.2 and 8.3.

8.1.5. Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.1.6. Non-Competition Agreements. Purchaser shall have executed and delivered the Non-Competition Agreements.

8.1.7. Offer Letters. Purchaser shall have executed and delivered the DeVille Employment Offer Letter and Borbely Employment Offer Letter.

9.	Indemnification.

9.1 Agreement by Seller and the Shareholder to Indemnify. Seller and the Shareholder, jointly and severally, agree that they will indemnify and hold Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) harmless in respect of the aggregate of all “jointly indemnifiable damages” of Purchaser. For this purpose, “jointly indemnifiable damages” of the Purchaser Indemnified Parties means the aggregate of Losses incurred by the Purchaser Indemnified Party in any action or threatened action between the Seller Indemnifying Party and the Purchaser Indemnified Party (or between the Purchaser Indemnified Party and any third party or otherwise) incurred or suffered by the Purchaser Indemnified Parties; (a) resulting from the failure of any representation and warranty or other statement made by Seller in this Agreement or in any Seller Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; (b) resulting from any default in the performance of any of the covenants or agreements made by Seller or Shareholder in this Agreement and in any Seller Ancillary Agreements; (c) related to any Excluded Liability, whether or not disclosed on any Schedule; (d) related to any claims by any customer, supplier or employee based on actions and omissions of Seller prior to the Closing, including breach of warranty claims; (e) related to any Seller Employee Liabilities, including the EEOC Matters, whether or not disclosed on any Schedule; (f) relating to any claim or matters arising out of the acquisition of the assets of Medical Transcribers, Inc. by Seller pursuant to that certain Asset Purchase Agreement, dated December 22, 2003, by and between Seller and Medical Transcribers, Inc. and any transactions contemplated therein, whether or not disclosed on any Schedule; (g) resulting from the failure of Seller to pay any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and any Seller Ancillary Agreements; or (h) resulting from fraudulent transfer Laws or the failure to comply with any bulk sales Laws and similar Laws; provided that, for purposes of this Section 9.1, the representations and warranties herein and in the Seller Ancillary Agreements shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects” and similar qualifications as to materiality shall not be deemed as limiting or prohibiting Purchaser from submission of a claim for indemnification hereunder (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold). The foregoing obligation of Seller and the Shareholder to indemnify the Purchaser Indemnified Parties shall be subject to each of the following principles or qualifications:

9.1.1. The obligation to indemnify shall survive after the Closing Date, provided that (a) except as is otherwise provided for below and herein, each of the representations and warranties and other statements made by Seller in Section 4 of this Agreement and in the Seller Ancillary Agreements shall only survive for a period of eighteen (18) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Purchaser, and thereafter all such representations and warranties shall be extinguished; provided, however, that each of the warranties and representations set forth in Section 4.12 hereof, which shall survive until such time as the limitations period has run for all Tax periods ended prior to the Closing Date, which shall be deemed to be the expiration date for Section 4.12; the representations and warranties in Section 4.15, insofar as they relate to compliance with ERISA, which shall survive until such time as no possible liability could possibly be asserted against any of the Purchaser Indemnified Parties with respect to any Plan, which shall be deemed to be the expiration date for Section 4.15; the representations and warranties in Section 4.16, which shall survive until no Seller Employee Liability could possibly be asserted against any of the Purchaser Indemnified Parties, which shall be deemed the expiration date for Section 4.16; and the representations and warranties in Section 4.1, 4.2, 4.3, and 4.6 shall survive indefinitely. No claim for the recovery of jointly indemnifiable damages may be asserted by the Purchaser Indemnified Parties against Seller after the expiration of such representations and warranties, and any such claims shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

9.1.2. The aggregate liability of Seller and the Shareholder under Section 9.1(a) shall not exceed (i) the Purchase Price with respect to Losses resulting from third-party claims threatened or brought against Purchaser, and (ii) Three Million and No/100 Dollars ($3,000,000.00) with respect to Losses unrelated to third-party claims; provided, however, nothing contained in this Section 9.1.2 shall be deemed to limit or restrict in any manner any rights or remedies which Purchaser has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of any warranty.

9.1.3. Except as otherwise provided in this Section 9, Seller and the Shareholder shall not be required to indemnify Purchaser with respect to Losses of the types described in Section 9.1(a) hereof unless and until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties exceeds Forty Thousand and No/100 Dollars ($40,000.00), in which event Seller and the Shareholder shall be liable for all Losses by the Purchaser Indemnified Parties from and above Twenty Thousand Dollars ($20,000.00) (the “Seller Basket”); provided, however, nothing contained in this Section9.1.3 shall be deemed to limit or restrict in any manner any rights or remedies which Purchaser has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

9.2. Agreements by Purchaser to Indemnify. Purchaser agrees to indemnify and hold Seller harmless in respect of the aggregate of all indemnifiable damages of Seller. For this purpose, “indemnifiable damages” of Seller means the aggregate of all Losses suffered by Seller resulting from (i) the failure of any representation and warranty or other statement made by

Purchaser in this Agreement and the Purchaser Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) resulting from any default in the performance of any of the covenants or agreements made by Purchaser in this Agreement, or (iii) resulting from the Assumed Obligations. The foregoing obligation of Purchaser to indemnify Seller shall be subject to each of the following principles or qualifications:

9.2.1. Each of the representations and warranties made by Purchaser in Section 5 of this Agreement shall survive for a period of eighteen (18) months after the Closing Date, and thereafter all such representations and warranties shall be extinguished. No claim for the recovery of indemnifiable damages may be asserted by Seller against Purchaser after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

9.2.2 The aggregate liability of Purchaser under Section 9.2 shall not exceed the Purchase Price; provided, however, that such limitation does not apply to Purchaser’s obligation to pay the Purchase Price, nor shall it be deemed to limit or restrict in any manner any rights or remedies which Seller has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of any warranty.

9.2.3. Except as otherwise provided in this Section 9, Purchaser shall not be required to indemnify Seller with respect to Losses of the types described in Section 9.2 hereof unless (and only to the extent that) the aggregate amount of the agreed to or adjudicated indemnification claims against such party exceeds Forty Thousand and No/100 Dollars ($40,000.00), in which event Purchaser shall be liable for all Losses by Seller from and above Twenty Thousand and No/100 Dollars ($20,000.00) (the “Purchaser Basket”); provided, however, nothing contained in this Section 9.2.3 shall be deemed to limit or restrict in any manner any rights or remedies which Purchaser has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

9.3. Procedures for Indemnification.

9.3.1. The party that may be entitled to indemnity hereunder (the “Indemnified Party”) shall give prompt notice (“Notice of Claim”) to the party obligated to give indemnity hereunder (the “Indemnifying Party”) of the assertion of any claim, its receipt of a notice threatening a claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give notice within thirty (30) days of the assertion of such claim shall relieve the Indemnifying Party of its obligations under this Section 9 only to the extent that such Indemnifying Party has been prejudiced by the lack of such notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period between (a) thirty (30) days after the assertion of the claim and (b) the date notice was provided to the Indemnifying Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days thereof) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

9.3.2. The Indemnifying Party shall have thirty (30) days from the receipt of the Notice of Claim (the “Notice Period”) to notify the Indemnified Party (i) whether or not the

Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that, the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party’s sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, by giving the Indemnified Party timely notice as provided above, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 9 then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest as provided in this Section 9. If the Indemnifying Party does not give the Indemnified Party notice during the Notice Period that the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party with respect to such claim or demand, the Indemnifying Party shall be deemed to be liable for such claim or demand and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest as provided in this Section 9.

9.3.3. If the Indemnifying Party has provided the Indemnified Party notice during the Notice Period that the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party with respect to the claim or demand involving a third-party suit, action, proceeding or investigation, the Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnifying Party gives ten (10) days’ prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto (“Settlement Notice”) and the Indemnified Party fails or refuses to consent to such settlement within ten (10) days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 9.3, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount of such settlement. Notwithstanding the foregoing, the Indemnifying Party shall not settle any Claim without the consent of the Indemnified Party if: (i) the amount of any such settlement exceeds the Seller Basket, or (ii) the settlement will have a material adverse effect on the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Indemnified Party.

9.3.4. The Parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, at the sole cost and expense of the Indemnifying Party, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

9.4. Subrogation. Each Indemnifying Party hereby waives for itself and its Affiliates any rights to subrogation against any Indemnified Party or such Indemnified Party’s insurers for Losses arising from any third-party claims for which the Indemnifying Party is liable or against which the Indemnifying Party indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its insurers.

9.5. Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands; provided that, the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

9.6. Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Section 9 are independent of and in addition to such rights and remedies as the Parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

9.7 No Consequential Damages. Notwithstanding anything contained to the contrary herein, no Party hereto shall be liable to any other Person or Party, either in contract or in tort, for any consequential, incidental, indirect, special, or punitive damages of such other Person or Party (except with respect to Seller’s breach of the representations and warranties in Sections 4.8 and 4.10 and cases involving fraud or a willful misrepresentation or willful breach of warranty or covenant hereunder), including but not limited to, an loss of future revenue, income or profits, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party.

10.	Termination.

10.1. Termination. This Agreement may be terminated prior to the Closing as follows:

10.1.1. At any time on or prior to the Closing Date, by mutual written consent of Seller and Purchaser;

10.1.2. At the election of Seller or Purchaser by written notice to the other Parties hereto after 5:00 p.m., Eastern Standard Time, on January 7, 2009, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of Seller and Purchaser;

provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

10.1.3. At the election of Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement, which breach has not been cured within five (5) Business Days following notice to Purchaser of such breach; or

10.1.4. At the election of Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement, which breach has not been cured within five (5) Business Days following notice to Seller of such breach.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

10.2. Effect of Termination. If this Agreement is terminated as permitted under Section 10.1, this Agreement shall immediately become null and void and such termination shall be without Liability of any party to any other party, provided that, any party terminating this Agreement pursuant to Section 10.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 10.1.

11.	Miscellaneous.

11.1 Brokers’ Commission. Each party represents and warrants that it employed no broker or agent in connection with this transaction, and agrees to indemnify the other against all Losses arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such Indemnifying Party.

11.2 Amendment and Modification. The Parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

11.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and legal representatives. This Agreement may not be assigned by Purchaser except to another corporation controlled by or under common control with Purchaser. In any such event, Purchaser shall remain directly liable for all undertakings and obligations hereunder. This Agreement may not be assigned by Seller and the Shareholder.

11.4. Entire Agreement. This Agreement and the exhibits and schedules attached hereto contain the entire agreement of the Parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the Parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

11.5. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.6. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument.

11.7. Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified, return receipt requested (to be deemed received after three (3) Business Days after transmittal (whether accepted or refused) and personal delivery upon delivery) or overnight commercial transmittal service (to be deemed received after one (1) Business Day of transmittal) or by facsimile or hand delivery of the same in person to an officer or agent of such party (to be deemed received immediately upon delivery), as follows:

(a)	If to Purchaser, addressed to it at:

Transcend Services, Inc.

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

Facsimile: (678) 808-0601

Attention: Mr. Lance Cornell, CFO

with a copy to:

Morris, Manning & Martin, L.L.P.

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

Attn.: John F. “Sandy” Smith, Esq.

          Bernard H. Coleman, Jr., Esq.

Facsimile: (404) 365-9532

(b)	If to Seller or the Shareholder, addressed as follows:

Michael DeVille

2680 Glenmont Drive, N.W.

Canton, Ohio 44708

Facsimile: (330) 492-3788

Each with a copy to:

Lensman & Associates, Ltd.

4571 Stephen Circle, N.W.

Suite 200

Canton, Ohio 44718

Attn: Todd A. Lensman, Esq.

Facsimile: (330) 497-8269

or to such other address as any party hereto shall specify pursuant to this Section from time to time.

11.8. No Third Party Beneficiaries. No Person not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

11.9. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

11.10. Time. Time is of the essence with respect to this Agreement.

11.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed herein. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

11.12 Certain Definitions. The Parties agree that: (a) “pending” means that notice of the act or omission or fact or circumstance with respect to which such term is used has been received by the Person with respect to which such term is used; (b) “threatened” means any act that would cause one reasonably to believe that the act, omission, fact or circumstance with respect to which such word is used is likely to occur; and (c) the word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

11.13. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

11.14. Invalid Provisions. If any provision of this Agreement that is not essential to accomplishing its purposes is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.15. No Rule of Construction. All of the Parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

12.	Definitions.

12.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 12 or in the applicable Section of this Agreement to which reference is made in this Section 12.

“Accountant” has the meaning set forth in Section 2.1 of this Agreement.

“Action” means any claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations.

“Adjustment Amount” has the meaning set forth in Section 2.3.1 of this Agreement.

“Adjustment Resolution Period” has the meaning set forth in Section 2.3.3 of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreed Procedures” has the meaning set forth in Section 2.3.2 of this Agreement.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Allocation Schedule” has the meaning set forth in Section 2.6 of this Agreement.

“Alternate Transaction” means (a) any stock purchase, merger, consolidation, reorganization, change in organizational form, recapitalization, sale of equity interests or other similar transaction involving Seller or any of its Subsidiaries, (b) any sale of all or any significant portion of the assets of Seller or any of its Subsidiaries, (c) any other transaction in respect of Seller or any of its Subsidiaries which results, directly or indirectly, in a change of control of Seller or any of its Subsidiaries or (d) any other transaction or series of transactions which has substantially similar economic effects.

“Assumed Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

“Business” has the meaning set forth in Recitals to this Agreement.

“Business Contracts” has the meaning set forth in Section 4.10.1 of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Georgia are authorized or required by law or executive order to close.

“Closing” has the meaning set forth in Section 3 of this Agreement.

“Closing Date” has the meaning set forth in Section 3 of this Agreement.

“Closing Working Capital” has the meaning set forth in Section 2.3.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute, including effective date and transition rules, whether or not codified.

“Condition of Seller” means the assets, business, properties, operations or condition (financial or otherwise) of Seller.

“Confidential Information” shall mean any and all confidential and proprietary information, including, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Seller, applicable to or in any way related to: (i) the present or future business of Seller or any of its Affiliates (as defined below); (ii) the research and development of Seller or any of its Affiliates; or (iii) the business of any client, consultant, supplier, distributor or vendor of Seller or any of its Affiliates. Such Confidential Information includes the following property or information of Seller and its Affiliates, by way of example and without limitation, business strategies and organization, licenses, all plans or strategies for marketing, development and pricing, business plans, financial plans and statements, profit margins and all information concerning existing or potential clients, consultants, suppliers, distributors, vendors, investors, brokers, strategic partners or other business relationships. Confidential Information of Seller also means all similar information disclosed to Seller by third parties which is subject to confidentiality obligations.

“Contract” means contracts, agreements, licenses, leases, arrangements, undertakings, understandings, purchase and sales orders and commitments, written or oral, including any sales orders or purchase orders, with customers, suppliers, vendors, lessors, lessees, utilities, providers or others entered into by Seller for or on behalf of the Business.

“Contingent Payment” has the meaning set forth in Section 2.4.1.

“Copyrights” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Customers Contracts” means Contracts with customers of Seller.

“Domain Names” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“EEOC Matters” means (i) the claim filed before the Ohio Department of Human Services by Shirley Durett (Case No. AKR 73 (33006), and (ii) the claim filed before the Maine Human Rights Commission, In the Matter of Stacey Hart (Case No. E05-0511).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” includes any entity whose employees, together with the employees of Seller, would be treated as employed by a single employer under Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.1 of this Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.1 of this Agreement.

“Excluded Assets” has the meaning set forth in Section 1.2 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

“Excluded Liability” has the meaning set forth in Section 2.2 of this Agreement.

“Financial Statements” has the meaning set forth in Section 4.4 of this Agreement.

“2008 Financial Statements” has the meaning set forth in Section 2.1 of this Agreement.

“GAAP” means United States generally acceptable accounting principles applied on a consistent basis.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Governmental Authorizations” has the meaning set forth in Section 4.11 of this Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations thereunder.

“Hold Back” has the meaning set forth in Section 2.1 of this Agreement.

“Independent Auditors” has the meaning set forth in Section 2.3.4 of this Agreement.

“Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefore (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

“IRS” has the meaning set forth in Section 2.6 of this Agreement.

“Knowledge” means actual knowledge after reasonable investigation.

“Knowledge of Purchaser” or “Purchaser’s Knowledge” means the Knowledge of Lance Cornell.

“Knowledge of Seller” or “Seller’s Knowledge” means the Knowledge of Michael DeVille.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Losses” means damages, Liabilities, losses, claims (including third party claims), Taxes, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including investigation costs, response costs and reasonable attorneys’ fees and court costs and costs incurred in enforcing rights under Section 9 hereof.

“Mask Works” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“NASDAQ” means the stock market of the National Association of Securities Dealers Automated Quotations system.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Patents” has the meaning set forth in the definition of Intellectual Property Rights herein.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, change of control, bonus, incentive, fringe benefit, scholarship, tuition reimbursement, disability, sick leave, vacation, commission, retention, pension, profit-sharing, thrift savings, retirement, post-retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, which is or was sponsored, maintained, or contributed to (including arrangements that involve the mere forwarding of employee payroll deductions) by Seller and/or any ERISA Affiliate within the last seven (7) years that provide or provided benefits, compensation or other remuneration to, or for the benefit of, current or former employees of Seller and/or any ERISA Affiliate or any other individual who provides services to Seller and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual or with respect to which Seller and/or any ERISA Affiliate may have any direct or indirect, actual or contingent liability.

“Prior Year Financial Statements” has the meaning set forth in Section 4.4 of this Agreement.

“Public Software” has the meaning set forth in Section 4.7.21 of this Agreement.

“Purchase Price” means the aggregate amount paid to Seller pursuant to the terms of Section 2.1 of this Agreement for the Purchased Assets, as adjusted by any Contingent Payment that become due and payable pursuant to Section 2.4 hereof.

“Purchased Assets” has the meaning set forth in Section 1.1 of this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Basket” has the meaning set forth in Section 9.2.3 of this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.1 of this Agreement.

“Purchaser Indemnifying Parties” has the meaning set forth in Section 9.1 of this Agreement.

“Real Property Leases” has the meaning set forth in Section 4.22.2 of this Agreement.

“Registered Intellectual Property Right(s)” means any and all United States, foreign, national and international: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; (v) Domain Name registrations; and (vi) any other Intellectual Property Rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

“Representatives” has the meaning set forth in Section 6.6 of this Agreement.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Reserve” has the meaning set forth in Section 2.1 of this Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Ancillary Agreements” has the meaning set forth in Section 4.2.1 of this Agreement.

“Seller Basket” has the meaning set forth in Section 9.1.3 of this Agreement.

“Seller Cash” means the amount of cash and cash equivalents (determined in accordance with GAAP) held by Seller as of the close of business on the day prior to the Closing Date; provided, that the amount of such cash shall be reduced by the amount reflected on any checks written by Seller that have not yet cleared as of such date. For the avoidance of doubt, Seller Cash may be a negative number.

“Seller Customers” has the meaning set forth in Section 2.4.2 of this Agreement.

“Seller Employee Liabilities” shall mean any claims, Liabilities, costs, expenses or compensation which exist, which arise by reason of, or which are in any way connected with or based on (i) an employee’s employment relationship with Seller and/or any ERISA Affiliate and/or the termination of such relationship; (ii) foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision as applied to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate, including, without limitation, relating to payment of overtime and minimum wages; (iii) interference with and/or breach of contract with employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (iv) retaliatory or wrongful discharge of any employee of Seller in connection with his or her employment with Seller and/or any employee of an ERISA Affiliate; (v) intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (vi) outrageous conduct with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (vii) interference with business relationships, contractual relationships or employment relationships involving employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate and any third party; (viii) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (ix) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. § 1981 with respect to employees of Seller in connection with their employment with Seller and or employees of any ERISA Affiliate; (x) violations of the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (xi) violations of state or federal handicap or disability discrimination laws or acts, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (xii) discriminatory or wrongful acts against employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (xiii) violations of ERISA or the Family and Medical Leave Act or the Fair Labor Standards Act with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (xiv) violations of the workers’ compensation laws of any state or other jurisdiction; (xv) violations of any other federal, state, county or municipal law or regulation with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate, (xvi)

incorrect classification by Seller or any ERISA Affiliate of individuals as either employees or independent contractors, or (xvii) a contractor’s service relationship with Seller and/or ERISA Affiliate and/or the termination of such relationship.

“Seller Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Seller Registered Intellectual Property Rights, that is or are owned (in whole or in part) by, purported to be owned by, exclusively licensed to or otherwise exclusively controlled by, or purported to be licensed to or otherwise exclusively controlled by, Seller.

“Seller Registered Intellectual Property Rights” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for Seller.

“Seller Software” has the meaning set forth in Section 4.7.21 of this Agreement.

“Seller Stock” has the meaning set forth in Section 4.3 of this Agreement.

“Shareholder” has the meaning set forth in the preamble to this Agreement.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Target Working Capital” has the meaning set forth in Section 2.3.1 of this Agreement.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Technology” means any or all of the following: (i) products of Seller (including, without limitation, the SHINE transcription platform) and any works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, formulas, records, data and mask works; (ii) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques, information regarding plans for research, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, Trademarks, service marks; (vi) domain names and websites; (vii) tools, services, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

“Trademarks” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Trade Secrets” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Non-Competition Agreements, Bill of Sale, Assignment and Assumption Agreement, the Trademark Assignment and such other agreements contemplated herein.

“Transaction Expenses” has the meaning set forth in Section 6.7 of this Agreement.

“Transcend Stock” means the unregistered shares of common stock, $.05 par value, authorized by Seller.

“Unaudited Financial Statements” has the meaning set forth in Section 4.4 of this Agreement.

“Unresolved Adjustment Items” has the meaning set forth in Section 2.3.4 of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:

TRANSCEND SERVICES, INC., a Delaware corporation

By:

Name:

Title:

SELLER:

DEVENTURE GLOBAL PARTNERS, INC., an Ohio corporation

By:

Name:

Title:

SHAREHOLDER:

Michael DeVille

EXHIBITS

A	Form of Escrow Agreement

B	Form of Bill of Sale

C	Form of Assignment and Assumption Agreement

D	Form of DeVille Employment Offer Letter

E	Form of Noncompetition Agreements

F	Form of Borbely Employment Offer Letter

G	Form of Seller’s Opinion

H	Form of Trademark Assignment